Exhibit 10.35

Summary of Modifications to Employment Agreement, effective March 1, 2018, between GrafTech International Holdings Inc. and David J. Rintoul

Reference is made to that certain Employment Agreement, effective March 1, 2018, between GrafTech International Holdings Inc. and David J. Rintoul; capitalized terms have the meanings defined therein. In connection with the eventual sale of Mr. Rintoul’s previous residence in November 2018, the Company agreed to increase the limit for Residence Sale Losses to $250,000.  Mr. Rintoul also participates in the employee benefit programs of the Company, which benefits have increased since the original date of his agreement, including health benefits, a 401(k) plan (including a 5% Company cash match on eligible employee contributions) and a defined contribution retirement plan (with a 3% contribution on eligible earnings).